EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 1 to Registration Statement on Form S-4 (Registration No. 333-190924) of our reports dated January 29, 2013 relating to the combined financial statements and schedule of Blue Ridge Real Estate Company and Subsidiaries and the Big Boulder Corporation and Subsidiaries’ as of October 31, 2012 and 2011 and for each of the three years in the three-year period ended October 31, 2012.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kronick Kalada Berdy & Co., P.C.

Kingston, Pennsylvania

September 18, 2013